                                                                    EXHIBIT 99.1



Contact:   Jennifer Good, VP Finance         Jim Fingeroth/Sarah Zitter Milstein
           Chief Financial Officer           Kekst and Company
           914-878-8381                      212-521-4819/4827
           800-431-2457

               PENWEST REPORTS PRELIMINARY SECOND QUARTER RESULTS


PATTERSON, NY, JUNE 23, 2000 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today reported that it sees continued strength in its core drug delivery business. However, Mylan Pharmaceutical's later-than-anticipated introduction of a 30 mg generic version of Procardia XL(R), together with softness in the Company's excipients business during the second quarter of 2000 are expected to produce results for the quarter that, while improved over last year, are lower than expected.

The Company's estimate for the second quarter is preliminary and will need to be finalized following the close of the quarter on June 30, 2000. Penwest expects to report a net loss for the second quarter of 2000 in the range of $0.15 to $0.18 per share, compared with a net loss of $0.20 per share in the second quarter of 1999. Revenues for the quarter are expected to be between approximately $9.0 million and $9.5 million, compared to $8.3 million in the quarter last year.

Tod R. Hamachek, Penwest's Chairman and Chief Executive Officer, said, "We believe that the fundamentals of our business remain strong. In comparison to the same quarter last year, our gross margins have significantly improved and our R&D spending has almost doubled. Our core drug delivery business is strong, with more products in our development pipeline and greater demand for our technologies than ever before. Mylan launched its generic Procardia XL in earnest at the end of April, and has already garnered 17% of the total market. We anticipate that Mylan will be rapidly advancing its marketing efforts of this product. The primary reasons for the decline in excipient sales in the quarter were an overall softness in volumes for several customers, as well as some pricing pressures in Europe due to the strong dollar. We are hopeful our excipient sales will pick up in the third quarter."

Penwest expects to announce its second quarter 2000 results on July 25, 2000.

Penwest Pharmaceuticals Co. is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing tabletting ingredients for the pharmaceutical industry, the Company has developed its proprietary TIMERx(R) controlled release drug delivery technology, which is applicable to a broad range of orally administered drugs. The Company is also an established manufacturer and distributor of excipients, the inactive ingredients used in binding, disintegrating and lubricating tabletted pharmaceutical and nutritional products.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," expects," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include dependence on Mylan and other collaborators, the ability to enter into additional collaborations, the risk of patent litigation, regulatory risks relating to TIMERx drugs in development, actual and potential competition, the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10K, which is on file with the Securities and Exchange Commission and which risk factors are incorporated by reference.

                                      # # #


                                      -6-